Exhibit 10.16

Certain portions of this exhibit (indicated by “####”) have been omitted pursuant to Regulation S-K, Item 601(a)(6).

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT made and entered into as of the 1st day of June 2021, by and between All Market Inc., a Delaware corporation with its principal office located at 250 Park Avenue South, Floor 7, New York, NY 10003 (the “Corporation”) and ROWENA RICALDE (the “Employee”) residing at ####.

WITNESSETH:

WHEREAS, the Corporation desires to employ Employee in the specific capacity hereinafter stated, and Employee desires to accept such engagement in such capacity on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, it is hereby agreed by the Corporation and Employee as follows:

1. Employment. The Corporation hereby agrees to hire Employee as its CHIEF CORPORATE ACCOUNTANT and Employee, in such capacity, agrees to provide services to the Corporation beginning on the date first above written (the “Commencement Date”). Notwithstanding the foregoing, Employee shall be deemed an at-will employee throughout the term of Employee’s employment with the Corporation.

Employee’s employment with the Corporation is for no specific period of time and is terminable “at will,” meaning that either Employee or the Corporation may terminate Employee’s employment, at any time, and for any reason, with or without cause, subject to particular provisions set forth herein. Any contrary representations that may have been made to Employee are superseded by this offer. This is the full and complete agreement between Employee and the Corporation on this term. Although Employee’s job duties, title, compensation and benefits, as well as the Corporation’s personnel policies, procedures, and benefits may change from time to time, the “at will” nature of Employee’s employment may only be changed in an express written agreement signed by Employee and the Corporation’s representative.

This position is considered exempt, thus Employee will not be eligible for any overtime payment. No general working hours have been fixed and Employee is expected to work whatever hours are necessary to perform the responsibilities satisfactorily, using his or her full time and best efforts. Employee’s position is an exempt position, so Employee will not receive separate or additional remuneration for work in excess of forty (40) hours per week.

2. Performance of Duties. Employee agrees that during their employment, while Employee is employed by the Corporation, Employee shall devote Employee’s full time,

energies and talents exclusively to serving the Corporation in the best interests of the Corporation, and to perform the duties assigned to Employee by the Board of Directors (the “Board”) and/or other authorized representatives of the Corporation faithfully, efficiently and in a professional manner; provided further that, without the Board’s consent (which consent shall not be unreasonably withheld), Employee shall not serve as or be a consultant to or employee, officer, agent or director of any Corporation, partnership or other entity other than the Corporation or any of its affiliates (other than civic, charitable, or other public service organizations) if such would, in the sole discretion of the Corporation, have a material adverse effect upon the ability of Employee to perform Employee’s duties hereunder or upon the Corporation.

3. Compensation. Subject to the terms and conditions of this Agreement, Employee shall be compensated by the Corporation for Employee’s services as follows:

a.Employee shall receive an annual salary of TWO HUNDRED THOUSAND DOLLARS ($200,000.00), payable in substantially equal semi-monthly or more frequent installments and subject to normal and customary tax withholding and other applicable deductions (“Base Salary”). As of January 1, 2022, employee will receive a salary increase to TWO HUNDRED AND TEN THOUSAND DOLLARS ($210,000.00).

a.In addition to Employee’s Base Salary, Employee shall be eligible for an annual bonus, in the sole and exclusive discretion of the Corporation, of up to TWENTY Percent (20%) of Employee’s Base Salary (“Bonus”). Employee shall be eligible for up to the full 20% rather than on a pro-rated basis. The structure of this Bonus will be goal driven and goals will be outlined in advance of each year. Any bonus payments shall be determined on a discretionary basis and shall be dependent on your achievement of Employee’s objectives approved by the Corporation and financial information prepared by the Corporation in accordance with the Corporation’s standard practices, which shall be final and binding. Payments under this scheme shall be payable only if Employee is employed by the Corporation as of the date such Bonus is paid pursuant to the Corporation’s practices.

The Corporation will automatically deduct applicable state and federal taxes directly from Employee’s paycheck (which Employee will receive twice a month). The various items that will be deducted from Employee’s paycheck include federal and state income tax, federal social security tax, Medicare tax, unemployment insurance, and disability insurance. At the end of the year, your earned compensation will be reported on an IRS Form W-2.

4. Termination of Employment. If Employee wishes to terminate his or her employment, the Corporation requests that a two weeks’ notice as a courtesy. Upon termination, all outstanding expenses must be settled promptly, and Employee shall return any and all Corporation property including but not limited to Corporation items in Employee’s possession which may or may not have been inventoried by the Corporation, including but not limited to samples, keys, computers, telephones, business cards, passwords, client or customer lists, documents relating to past projects, and all files – including computer files. Employee understands and agrees that any Corporation property given to Employee remains the property of the Corporation and is solely to be used to market and sell the Corporation’s products on behalf of the Corporation and in accordance with its policies. If Employee’s employment is terminated or Employee ceases to be actively employed by the Corporation, for any reason, Employee will be paid his or her Base Salary through the termination date. Due to the Corporation’s unlimited vacation day policy, Employees shall not receive any payment for paid time off.

5. Expenses. Employee shall be reimbursed by the Corporation for all reasonable, direct and verifiable business and entertainment expenses incurred or paid by Employee in the performance of Employee’s services under this Agreement that are consistent with the Corporation’s then current policies, which may be subject to change from time to time, provided that Employee furnishes to the Corporation all appropriate documentation and receipts in a timely fashion as required by the Internal Revenue Code and the Corporation’s Employee Handbook.

6. Paid Time Off. Employee will be eligible to take vacation as outlined in the Corporation’s “Work Hard, Play Hard” Vacation Policy, which can be found in the Employee Handbook. Employee will also be eligible for five (5) sick days per calendar year. All time off must be requested by Employee and approved by Employee’s supervisor. Any other procedures or information regarding paid time off, such as national holidays observed by the Corporation, shall be found in the Corporations’ Employee Handbook and/or Corporation’s Human Resources Information System.

7. Benefits. The Corporation reserves the right to cease to offer any benefits or to substitute another provider, or to alter the benefits available to Employee under, or the terms and conditions of, any plan or plans at any time and no compensation will be paid to Employee. The Corporation will not be liable in the event of any failure by or refusal from any provider or providers to provide coverage or any application of any conditions or limitations to the benefit or benefits by any provider or providers.

8. Covenants of Employee. Employee covenants and agrees that:

a.Covenant against Competition/Solicitation. Employee agrees and covenants that during the Employee’s employment with the Corporation, and for a period of six (6) months thereafter, Employee shall not, directly or indirectly, (a) pursue or enter into any business arrangement, either individually or through any of the Corporation’s parents, affiliates, subsidiaries, employees, agents, business partners or associates, which materially interferes with Employee’s services or the Corporation’s business operations, (b) enter into any employment, independent contractor and/or consulting relationship with any entity that competes with the Corporation, it being understood that competitive entities are those that manufacture or distribute (i) coconut water, coconut milk or any other coconut-based products, (ii) any energy beverages that contain guayusa, or (iii) environmentally-friendly packaged water and/or (c) attempt to recruit, solicit or hire any current or prospective employee or independent contractor of the Corporation or induce or cause any such person to terminate his/her employment or connection with the Corporation or otherwise interfere with the relationship between any such person and the Corporation for or on behalf of Employee and/or a third party beverage or coconut product distributor without the prior approval of the Corporation in each instance. Employee agrees that any violation of this paragraph will materially and adversely affect the Corporation, resulting in significant and irreparable injury and damage to the Corporation and entitling Corporation to pursue any and all legal and equitable remedies available to it.

a.Covenant against Non-Disclosure of Confidential Information. Employee shall be provided access to, and come into possession of, certain information, data, files, documents, records, writings and materials, including client lists, trade secrets, marketing strategies, business plans and other information, during his or her employment with the Corporation, which are proprietary in nature and vital to the operation of the Corporation and which the Corporation deems to be confidential information (“Confidential Information”). Employee agrees not to transmit, divulge, transfer, disclose or communicate, in any manner, either during or after its employment with the Corporation, any Confidential Information regarding the Corporation, its operations, clientele, or any other information, that relate to the business and operation of the Corporation. Employee acknowledges that the above information is material and confidential and that it affects the profitability of the Corporation. Employee further acknowledges that any breach of this provision, is a material breach of this Agreement. Upon the termination of employment, Employee shall immediately return any and all Confidential Information in Employee’s possession to the Corporation.

a.Ownership of Materials Created by Employee on Behalf of the Corporation. Employee acknowledges and understands that, as between the Corporation and Employee, Corporation solely owns and controls all rights in and to the materials created by Employee throughout the course of Employee’s employment (including, but not limited to, the copyright, trademarks and related rights therein and all extensions and renewals thereof) and all of the results and proceeds of Employee’s services shall be rendered on a “work made for hire” basis.

a.No Conflict. Employee represents and warrants to the Corporation that he or she is not subject to any applicable law (including, without limitation, immigration law), agreement, order, judgment, or decree of any kind that would prevent you from performing the services hereunder and complying with the obligations hereunder. Employee acknowledges being instructed that it is the Corporation's policy not to seek access to, or make use of, trade secrets or confidential business information which are proprietary to third parties, including, but not limited to, competitors or former employers, and Employee shall not, under any circumstances, reveal to the Corporation or any member of the Corporation, or make use of, trade secrets or confidential business information that are proprietary to third parties. Employee represents, warrants and covenants to the Corporation that he or she has not violated and will not violate any such laws, agreements, orders, judgments, decrees or instructions.

9. Governing Law. Employee agrees that the laws of the State of New York shall be the applicable and exclusive laws to govern the interpretation and enforcement of this Agreement and the courts located in the City and State of New York shall be the exclusive venue for the adjudication of any and all disputes which may arise hereunder.

10. Background Check. This Agreement is contingent upon the successful clearance of a background check. Prior to Employee Commencement Date, Employee must provide the Corporation with documentary proof of identity and right to work in the United States as required by the Immigration Reform and Control Act of 1986. In the case of a field Employee who must drive for his/her role, a motor vehicle report will also be requested, which must show that said individual holds a valid license and has a safe driving history. This offer for employment may be revoked should the conditions in this paragraph not be met.

11. Liability. Notice is hereby provided that, pursuant to 18 USC § 1833(b), an employee, consultant, or contractor of an employer shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

12. Miscellaneous. Employee acknowledges and agrees that Employee has carefully reviewed and signed the Corporation’s Employee Handbook, the terms and conditions of which shall be incorporated herein by reference and adhered to by Employee at all times during Employee’s employment with the Corporation. Each of us and our counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party. Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Employee will indicate their understanding and acceptance of the Agreement by signing below and returning a copy within three (3) business days.

IN WITNESS WHEREOF, Employee and the Corporation, both of whom acknowledge and understand that the terms and provisions of this Agreement shall govern the parties’ relationship, have executed this Agreement as of the day and year first written above.

“Employee”

/s/ Rowena Ricalde____________________
Rowena Ricalde

“Corporation”
All Market Inc.

/s/ Kevin Benmoussa___________________
By: Kevin Benmoussa
Its: CFO